Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281-1047
TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

June 3, 2021

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Wabtec Transportation Netherlands B.V.
Darwinstraat 10, 6718 XR
Ede, the Netherlands

Re:	€500,000,000 Aggregate Principal Amount of 1.25% Senior Notes Due 2027 of
Wabtec Transportation Netherlands B.V.

Ladies and Gentlemen:

We are acting as counsel for Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Guarantor”), and Wabtec Transportation Netherlands B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (the “Issuer”), in connection with the issuance and sale of €500,000,000 aggregate principal amount of 1.25% Senior Notes due 2027 of the Issuer (the “Notes”) and the full and unconditional guarantee of the Notes (the “Guarantee”) by the Guarantor, pursuant to the Underwriting Agreement, dated May 27, 2021, by and among the Issuer, the Guarantor, BNP Paribas, Goldman Sachs & Co. LLC and HSBC Continental Europe, acting as representatives of the several underwriters, and the other underwriters named therein. The Notes are being issued pursuant to an indenture, dated as of June 3, 2021, by and among the Issuer, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of June 3, 2021, by and among the Issuer, the Guarantor and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes constitute valid and binding obligations of the Issuer.

2. The Guarantee constitutes a valid and binding obligation of the Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is a valid, binding and enforceable obligation of the Trustee.

In rendering the foregoing opinions, with respect to the Issuer, we have further assumed that (i) the Issuer is a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands, (ii) the Indenture and the Notes have been (A) authorized by all necessary company action of the Issuer, and (B) executed and delivered by the Issuer under the laws of the Netherlands, and (iii) the execution, delivery, performance and compliance with the terms and provisions of (A) the Indenture and the Notes by the Issuer do not violate or conflict with the laws of the Netherlands or the terms and provisions of the Issuer’s Deed of Incorporation and Articles of Association (statuten), or any rule, regulation, order, decree judgment, instrument or agreement binding upon or applicable to the Issuer or its properties.

Westinghouse Air Brake Technologies Corporation
Wabtec Transportation Netherlands B.V.
June 3, 2021
Page 2

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer, the Guarantor and others. The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Guarantor and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-256296) (the “Registration Statement”), filed by the Issuer and the Guarantor to effect the registration of the Notes and the Guarantee under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day